Filed pursuant to Rule 424(b)(5)
File No. 333-239757

PROSPECTUS SUPPLEMENT

(To Prospectus dated August 11, 2020)

PROSPECTUS SUPPLEMENT

9,860,000 Shares of Common Stock Offered by Selling Stockholders

TD HOLDINGS, INC.

This prospectus supplement, together with the prospectus listed above, is to be used by certain holders of the above-referenced securities or by their pledgees, donees, transferees or other successors-in-interest in connection with the offer and sale of such securities.

This prospectus supplement updates and should be read in conjunction with the prospectus dated August 11, 2020 (as amended and supplemented to date), which is to be delivered with this prospectus supplement. Such documents contain information that should be considered when making your investment decision. To the extent there is a discrepancy between the information contained herein and the information in the prospectus, the information contained herein supersedes and replaces such conflicting information.

This prospectus supplement consists of the Report on Form 8-K filed with the Securities and Exchange Commission on March 10, 2021

Our Common Stock is currently listed on the Nasdaq Capital Market under the symbol “GLG.” On March 9, 2020, the last reported sale price of our common stock on the Nasdaq Capital Market was $2.29 per share. The applicable prospectus supplement will contain information, where applicable, as to other listings, if any, on the Nasdaq Capital Market or other securities exchange of the securities covered by the prospectus supplement.

Investing in our Common Stock involves risks. You should carefully review the risks described under the heading “Risk Factors” beginning on page 6 of the prospectus which are incorporated by reference herein before you invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 10, 2021

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 10, 2021

TD Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36055	45-4077653
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25th Floor, Block C, Tairan Building

No. 31 Tairan 8th Road, Futian District

Shenzhen, Guangdong, PRC 518000

(Address of Principal Executive Offices)

+86 (0755) 88898711

(Issuer’s telephone number)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001	GLG	Nasdaq Capital Market

Item 1.01 Entry into a Material Definitive Agreement

As previously reported, on April 15, 2019, TD Holdings, Inc. (the “Company”) issued to certain institutional investors (the “Holders”), certain warrants in a private placement, of which 100,000 warrants to purchase 100,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), at an exercise price of $1.32 per share, were outstanding as of March 9, 2021 (the “May Warrants”). In addition, on March 23, 2019, the Company issued to the same Holders certain warrants in another private placement, of which 1,530,000 warrants to purchase 1,530,000 shares of Common Stock at an exercise price of $2.20 per share were outstanding as of March 9, 2021 (the “April Warrants”, collectively with May Warrants, the “Original Warrants”).

On March 10, 2021, the Company entered into certain waiver and warrant exercise agreements (the “Exercise Agreement”) with each Holders. Pursuant to the Exercise Agreement, in order to induce the Holders to exercise all of the outstanding Original Warrants cashlessly, pursuant to the terms of and subject to beneficial ownership limitations contained in the Original Warrants, the Company agreed to waive the Holders’ obligation to pay such portion of the exercise price of each of the May Warrants in excess of $0.95 per share and each of the April Warrants in excess of $1.17 per share, immediately prior to the time of exercise of such Original Warrants. Upon the exercise of all the Original Warrants, the Company will issue a total of 808,891 shares of Common Shares (the “Warrant Shares”) to the Holders.

Pursuant to the Exercise Agreement, from the date hereof until the twelve (12) month anniversary of the date hereof, upon any issuance of Common Stock or Common Stock Equivalents (or a combination of units thereof) by the Company or any of its subsidiaries (a “Subsequent Financing”), all the Holder shall have the right to participate in the Subsequent Financing up to an aggregate amount equal to 25% of the Subsequent Financing on the same terms, conditions and price provided for in the Subsequent Financing, subject to the terms and conditions in the Exchange Agreements. In addition, Company agreed that from the date hereof until April 9, 2021, subject to certain exceptions, not to directly or indirectly, offer, sell, grant any shares of Common Stock or option to purchase, or otherwise dispose of (or announce any offer, sale, grant or any shares of Common Stock or option to purchase or other disposition of) any of its or its subsidiaries’ debt, equity or equity equivalent securities.

The Warrant Shares will be registered for resale pursuant to a prospectus supplement to the Registration Statement on Form S-3 (File No. 333-239757), as amended, filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), which became effective on August 4, 2020.

The description of terms and conditions of the Exercise Agreement, set forth herein do not purport to be complete and is qualified in its entirety by reference to the full text of the form of Exercise Agreement, which is attached hereto as Exhibit 10.1, and is incorporated by reference herein.

Item 3.02 Unregistered Sales of Equity Securities

The description of the Original Warrants set forth under Item 1.01 is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On March 10, 2021, the Company issued a press release in connection with the Exercise Agreement. The press release is attached hereto as Exhibit 99.1 and incorporated by reference in this Item 7.01.

The information presented in Item 7.01 of this Current Report on Form 8-K and Exhibit 99.1 is being furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and shall not be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by a specific reference in such filing.

Item 9.01 Financial Statement and Exhibits

(d)	Exhibits

10.1	Form of Exercise Agreement

99.1	Press Release dated March 10, 2021

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TD HOLDINGS, INC.

Date: March 10, 2021	By:	/s/ Renmei Ouyang
	Name:	Renmei Ouyang
	Title:	Chief Executive Officer

3

Exhibit 10.1

WAIVER AND WARRANT EXERCISE AGREEMENT

This Warrant Exercise Agreement (this “Agreement”), dated as of March [ ], 2021, is by and between TD Holdings, Inc., a Delaware corporation (the “Company”), and the undersigned holder (the “Holder”) of warrants to purchase common stock of the Company, $0.001 par value per share (the “Common Stock”) issued by the Company, which warrants were issued on April 15, 2019, as amended (the “April Warrants”), and/or on May 23, 2019 (the “May Warrants”), exercisable at exercise prices of $2.20 per share and $1.32 per share, respectively (the April Warrants and May Warrants are collectively referred to as the “Original Warrants”).

WHEREAS, the Holder’s Original Warrants are exercisable into shares of Common Stock represented by a number of shares of Common Stock as set forth on the Holder’s signature page hereto (the “Warrant Shares”) and are currently registered pursuant to a registration statement on Form S-3 (File No. 333-239757) which became effective on August 4, 2020 (the “Registration Statement”).

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Holder and the Company agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Capitalized terms not defined in this Agreement shall have the meanings ascribed to such terms in the Original Warrants.

ARTICLE II

WAIVER AND EXERCISE OF ORIGINAL WARRANTS

Section 2.1 Waiver and Exercise Agreement.

In consideration for the cashless exercise of all of the Original Warrants by the Holder, the Company hereby waives the obligation of the Holder to pay such portion of the exercise price of each of the Original Warrants in excess of $[ ] per share immediately prior to the time of exercise of such Original Warrants (the “Waiver”). The parties hereto hereby acknowledge and agree that, after giving effect to the Waiver, exercise price of each of Original Warrants shall be deemed to be $[ ] per share and the Original Warrants shall be deemed to have been exercised in a cashless exercise as if the Holder delivered a Notice of Exercise to the Company as of the date hereof (such shares of Common Stock to be issued in any such cashless exercise, the “Exercised Shares”). Within two Trading Days of the date hereof, the Company shall delivery the Exercised Shares to the DTC account of the Holder via the DWAC system as if the Holder had exercised its Original Warrants pursuant to a cashless exercise entitling it to receive the Exercised Shares and the relevant provisions of the Original Warrants governing delivery of Warrant Shares shall apply to Company’s obligations to deliver the Exercised Shares hereunder. Notwithstanding anything herein to the contrary, in the event that the Warrant Exchange would otherwise cause the Holder to exceed the beneficial ownership limitation (the “Beneficial Ownership Limitation”) in the Original Warrants, the Company shall only issue such number of Exercised Shares to the Holder (as instructed in writing by the Holder) that would not cause such Holder to exceed the maximum number of Warrant Shares permitted thereunder with the balance to be held in abeyance until the balance (or portion thereof) may be issued in compliance with such beneficial ownership limitations. Holder shall provide written notice to the Company promptly when any additional Exercised Shares may be issued in compliance with the Beneficial Ownership Limitation. The balance of the Exercised Shares shall be issued when the Holder provides notice that the Holder holds less than the Beneficial Ownership Limitation via The Depository Trust Company Deposit or Withdrawal at Custodian system (“DWAC”) no later than the 2nd Trading Day following the date of such notice.

Section 2.2 Participation in Future Financing.

(a) From the date hereof until the twelve (12) month anniversary of the date hereof, upon any issuance by the Company or any of its Subsidiaries of Common Stock or Common Stock Equivalents (or a combination of units thereof) (a “Subsequent Financing”), the Holder shall have the right to participate in the Subsequent Financing up to an amount equal to 25% of the Subsequent Financing, reflecting the aggregate percentage of the Holder and all Other Holders under Other Warrant Exercise Agreements (the “Participation Maximum”) on the same terms, conditions and price provided for in the Subsequent Financing.

(b) Between the time period of 4:00 pm (New York City time) and 6:00 pm (New York City time) on the Trading Day immediately prior to the Trading Day of the expected announcement of the Subsequent Financing (or, if the Trading Day of the expected announcement of the Subsequent Financing is the first Trading Day following a holiday or a weekend (including a holiday weekend), between the time period of 4:00 pm (New York City time) on the Trading Day immediately prior to such holiday or weekend and 2:00 pm (New York City time) on the day immediately prior to the Trading Day of the expected announcement of the Subsequent Financing), the Company shall deliver to the Holder a written notice of the Company’s intention to effect a Subsequent Financing (a “Subsequent Financing Notice”), which notice shall describe in reasonable detail the proposed terms of such Subsequent Financing, the amount of proceeds intended to be raised thereunder and the Person or Persons through or with whom such Subsequent Financing is proposed to be effected and shall include a term sheet and transaction documents relating thereto as an attachment. The Holder shall keep confidential of the information set forth in the Subsequent Financing Notice and will not be disclosed to anyone other than its officers, directors and employees. Any confidentiality obligations shall automatically terminate when the information in the Subsequent Financing Notice becomes publicly disclosed or on the 10th day after receipt of the Subsequent Financing Notice.

(c) Any Holder desiring to participate in such Subsequent Financing must provide written notice to the Company by 6:30 am (New York City time) on the Trading Day following the date on which the Subsequent Financing Notice is delivered to such Holder (the “Notice Termination Time”) that such Holder is willing to participate in the Subsequent Financing, the amount of such Holder’s participation, and representing and warranting that such Holder has such funds ready, willing, and available for investment on the terms set forth in the Subsequent Financing Notice. If the Company receives no such notice from a Holder as of such Notice Termination Time, such Holder shall be deemed to have notified the Company that it does not elect to participate in such Subsequent Financing.

(d) If, by the Notice Termination Time, notifications by the Holder and all Other Holders of their willingness to participate in the Subsequent Financing (or to cause their designees to participate) is, in the aggregate, less than the Participation Maximum of the Subsequent Financing, then the Company may effect the remaining portion of such Subsequent Financing on the terms and with the Persons set forth in the Subsequent Financing Notice.

(e) If, by the Notice Termination Time, the Company receives responses to a Subsequent Financing Notice from the Holder and all Other Holders seeking to purchase more than the aggregate amount of the Participation Maximum, the Holder and each such Other Holder shall have the right to purchase its Pro Rata Portion (as set forth on the signature page hereto) of the Participation Maximum.

(f) The Company must provide the Holder with a second Subsequent Financing Notice, and the Holder will again have the right of participation set forth above in this Section 2.2, if the definitive agreement related to the initial Subsequent Financing Notice is not entered into for any reason on the terms set forth in such Subsequent Financing Notice within two (2) Trading Days after the date of delivery of the initial Subsequent Financing Notice.

(g) The Company and each Holder agree that if any Holder elects to participate in a Subsequent Financing, neither the subsequent placement with respect to such Subsequent Financing nor any other transaction documents related thereto (collectively, the “Subsequent Placement Documents”) shall include any term or provision whereby such Holder shall be required to agree to any restrictions on trading as to any securities of the Company (other than as required by law).

(h) Notwithstanding the foregoing, this Section 4.11 shall not apply to (x) the sales of the Company’s common stock by any method permitted by law deemed to be an “at the market” offering as defined in Rule 415(a)(4) of the Securities Act, including without limitation sales made directly on the Nasdaq Capital Market, on any other existing trading market for the Common Stock or to or through a market maker; and (y) any private or registered offering to any “non-U.S. Person” as defined in the Regulation S of the Securities Act.

Section 2.3 Leak-Out

(a) The Holder agrees solely with the Company that from the date hereof (the “Effective Date”) and ending at 4:00 pm (New York City time) on April 8, 2021 (such period, the “Restricted Period”), neither the Holder, nor any affiliate of such Holder which (x) had or has knowledge of the transactions contemplated by this Agreement, (y) has or shares discretion relating to such Holder’s investments or trading or information concerning such Holder’s investments, including in respect of the Securities, or (z) is subject to such Holder’s review or input concerning such affiliate’s investments or trading (together, the “Holder’s Trading Affiliates”), collectively, shall sell, dispose or otherwise transfer, directly or indirectly, (including, without limitation, any sales, short sales, swaps or any derivative transactions that would be equivalent to any sales or short positions) on any Trading Day during the Restricted Period (any such date, a “Date of Determination”), shares of Common Stock of the Company, or shares of Common Stock of the Company underlying any convertible securities or options, held by the Holder on the date hereof, including, without limitations, the Securities (collectively, the “Restricted Securities”), in an amount representing more than 10.0% of the daily trading volume of Common Stock as reported by Bloomberg, LP for each applicable Date of Determination (“Leak-Out Percentage”).

(b) Notwithstanding anything herein to the contrary, during the Restricted Period, the Holder may, directly or indirectly, sell or transfer all, but not less than all, of any Restricted Securities to any Person (an “Assignee”) in a transaction which does not need to be reported on the consolidated tape on the Trading Market (as defined in the Warrants), without complying with (or otherwise limited by) the restrictions set forth in this Leak-Out Agreement; provided, that as a condition to any such sale or transfer an authorized signatory of the Company and such Assignee duly execute and deliver a leak-out agreement in the form of Section 2.3 of this Agreement.

Section 2.4 Public Disclosure. Prior to 9:30 A.M. on March 10, 2021, the Company shall issue a press release disclosing the material terms of the transactions contemplated hereby and within the time required by the laws file a Current Report on Form 8-K with the Commission, which shall include a form of this Agreement (the “8-K Filing”). Furthermore, the Company shall file a prospectus supplement to the Registration Statement with the Securities and Exchange Commission disclosing the Warrant Exercise prior to 9:30 A. M. on March 10, 2021 . From and after the issuance of the press release, the Company represents to the Holder that it shall not be in possession of any material, nonpublic information received from the Company, any of its subsidiaries (for purposes of this Agreement, as defined in Rule 405 under the Securities Act) or any of their respective officers, directors, employees or agents that is not disclosed in press release. In addition, effective upon the issuance of the press release, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between the Company, any of its subsidiaries or any of their respective officers, directors, affiliates, employees or agents, on the one hand, and the Holder or any of its affiliates, on the other hand, shall terminate.

Section 2.5 Fundamental Transactions. From the date hereof until the six (6) month anniversary of the date hereof, in the event the Company enters into or be party to a Fundamental Transaction as defined in the Original Warrants, and the Black Scholes Value of the Original Warrants is greater than the proceeds (“Proceeds”) of the Exercised Shares sold by the Holder in the public market, the Company shall pay the Holder the difference between Black Scholes Value of the Original Warrant and the Proceeds. If the Black Scholes Value of the Original Warrant is equal or less than the Proceeds, the Company will not be obligated to pay anything to the Holder. The Holder shall provide trading record demonstrating the Proceeds if it makes a request pursuant to this section.

Section 2.5 Subsequent Placements. From the date hereof until the 30 day anniversary of the date hereof, neither the Company nor any subsidiary of the Company shall (i) issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of Common Stock or any securities of the Company or any subsidiaries which would entitle the holder thereof to acquire at any time shares of Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, shares of Common Stock, or (ii) file any registration statement, or amendment or supplement thereto, with the Commission other than those filed pursuant to this agreement or Other Warrant Exercised Agreements executed by Other Holders. Notwithstanding the foregoing, the foregoing shall not apply in respect of an Exempt Issuance. “Exempt Issuance” means the issuance of (a) shares of Common Stock or options to employees, officers or directors of the Company pursuant to any stock or option plan duly adopted for such purpose, by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose for services rendered to the Company, provided, however, such issuance shall not exceed ten percent (10%) of the shares of Common Stock issued and outstanding as of the date hereof, (b) securities upon the exercise or exchange of or conversion of any securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of this Agreement, provided that such securities have not been amended since the date of this Agreement to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities (other than in connection with stock splits or combinations) or to extend the term of such securities, and (c) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Company, provided that such securities are issued as “restricted securities” (as defined in Rule 144) and carry no registration rights that require or permit the filing of any registration statement in connection therewith, and provided that any such issuance shall only be to a Person (or to the equityholders of a Person) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Company and shall provide to the Company additional benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of the Company. The Company hereby makes the representations and warranties set forth below to the Holder that as of the date of its execution of this Agreement:

(a) Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Company and no further action is required by such Company, its board of directors or its shareholders in connection therewith. This Agreement has been duly executed by the Company and, when delivered in accordance with the terms hereof will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(b) Organization. The Company is a duly organized and validly existing corporation in good standing under the laws of the State of Delaware.

(c) Intentionally Left Blank

(d) No Conflicts. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not: (i) conflict with or violate any provision of the Company’s certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any lien upon any of the properties or assets of the Company, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any material agreement, credit facility, debt or other material instrument (evidencing Company debt or otherwise) or other material understanding to which the Company is a party or by which any property or asset of the Company is bound or affected, or (iii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company is bound or affected.

(e) Disclosure. Except with respect to the material terms and conditions of the transactions contemplated by this Agreement, the Company confirms that neither it nor any other Person acting on its behalf has provided the Holder or any of its agents or counsel with any information that it believes constitutes or might constitute material, non-public information. The Company understands and confirms that the Holder will rely on the foregoing representation in effecting transactions in securities of the Company. All of the disclosure furnished by or on behalf of the Company to the Holder regarding the Company and its subsidiaries, their respective businesses and the transactions contemplated hereby, including but not limited to the disclosure set forth in the SEC Reports, is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As used herein, “SEC Reports” means all reports, schedules, forms, statements and other documents required to be filed by the Company with the Commission pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended, including all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein.

(f) Registration Statement. The Exercised Shares will be registered in a prospectus supplement to the Registration Statement to be filed with the Commission prior to 9:30 A.M. on March 10, 2021 and, when the prospectus supplement is filed, the Company knows of no reason why such registration statement shall not remain effective for the foreseeable future. The Company shall use commercially reasonable efforts to keep the Registration Statement effective and available for use by the Holder until all Exercised Shares issuable hereunder are sold by the Holder.

Section 3.2 Representations and Warranties of the Holder. The Holder hereby makes the representations and warranties set forth below to the Company that as of the date of its execution of this Agreement:

(a) Due Authorization. The Holder represents and warrants that (i) the execution and delivery of this Agreement by it and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on its behalf and (ii) this Agreement has been duly executed and delivered by the Holder and constitutes the valid and binding obligation of the Holder, enforceable against it in accordance with its terms.

(b) No Conflicts. The execution, delivery and performance of this Agreement by the Holder and the consummation by the Holder of the transactions contemplated hereby do not and will not: (i) conflict with or violate any provision of the Holder’s organizational or charter documents, or (ii) conflict with or result in a violation of any agreement, law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority which would interfere with the ability of the Holder to perform its obligations under this Agreement.

(c) Access to Information. The Holder acknowledges that it has had the opportunity to review this Agreement and the SEC Reports and has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the exercise of the Original Warrants and the merits and risks of investing in the Exercised Shares underlying the Original Warrants; (ii) access to information about the Company and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment. The Holder acknowledges and agrees that neither the Placement Agent nor any Affiliate of the Placement Agent has provided the Holder with any information or advice with respect to the Original Warrants or the Exercised Shares nor is such information or advice necessary or desired. Neither the Placement Agent nor any Affiliate of the Placement Agent has made or makes any representation as to the Company or the quality of the Original Warrants or the Exercised Shares, and the Placement Agent and any Affiliate of the Placement Agent may have acquired non-public information with respect to the Company which the Holder agrees need not be provided to it. In connection with the issuance of the Exercised Shares to the Holder, neither the Placement Agent nor any of its Affiliates has acted as a financial advisor or fiduciary to the Holder.

(d) Holder Status. The Holder is an “accredited investor” as defined in Rule 501 under the Securities Act.

ARTICLE IV

MISCELLANEOUS

Section 4.1  Reserved

Section 4.2 Other Warrant Exercised Agreement. The Company acknowledges and agrees that the obligations of the Holder under this Agreement are several and not joint with the obligations of any Other Holder under any other agreement related to the exercise of such Other Holder’s Original Warrants (“Other Warrant Exercised Agreement”), and the Holder shall not be responsible in any way for the performance of the obligations of any Other Holder or under any such Other Warrant Exercised Agreement. Nothing contained in this Agreement, and no action taken by the Holder pursuant hereto, shall be deemed to constitute the Holder and the Other Holders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Holder and the Other Holders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement and the Company acknowledges that the Holder and the Other Holders are not acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement or any Other Warrant Exercised Agreement. The Company and the Holder confirms that the Holder has independently participated in the negotiation of the transactions contemplated hereby with the advice of its own counsel and advisors. The Holder shall be entitled to independently protect and enforce their rights, including, without limitation, the rights arising out of this Agreement, and it shall not be necessary for any Other Holder to be joined as an additional party in any proceeding for such purpose.

Section 4.3 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be made by email to the email address of Holder set forth on Holder’s signature page.

Section 4.4 Survival. All warranties and representations (as of the date such warranties and representations were made) made herein or in any certificate or other instrument delivered by any party hereto or on its behalf under this Agreement shall be considered to have been relied upon by the parties hereto and shall survive the issuance of the Exercised Shares. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties; provided, however, that no party may assign this Agreement or the obligations and rights of such party hereunder without the prior written consent of the other parties hereto.

Section 4.5 Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

Section 4.6 Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

Section 4.7 Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be determined pursuant to the Governing Law provision in Section 7.4 of the Original Warrants.

Section 4.8 Entire Agreement. The Agreement, together with the exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

Section 4.9 Construction. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

Section 4.10 Fees and Expenses. Each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. The Company shall pay all transfer agent fees, stamp taxes and other taxes and duties levied in connection with the delivery of any Exercised Shares.

Section 4.11 Intentionally Omitted.

Section 4.12 Beneficial Ownership Limitation. The parties hereby agree that the Beneficial Ownership Limitation for the Original Warrant for purposes of this agreement is [9.99%]/ [4.99%]1.

*******************

[11]	4.99% for Introcoastal

IN WITNESS WHEREOF, the undersigned have executed this Waiver and Warrant Exercise Agreement as of the date first written above.

COMPANY:

TD HOLDINGS, INC.

By:
Name:	Renmei Ouyang
Title:	Chief Executive Officer

Bank Account and Wire Instructions:

[HOLDER SIGNATURE PAGE TO TD HOLDINGS, INC.

WAIVER AND WARRANT EXERCISE AGREEMENT]

IN WITNESS WHEREOF, the undersigned have caused this Waiver and Warrant Exercise Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Holder: ____________________________________________

Signature of Authorized Signatory of Holder: ____________________________________________

Name of Authorized Signatory: ____________________________________________

Title of Authorized Signatory: ____________________________________________

Email Address of Holder: ____________________________________________

Number of Warrant Shares underlying the April Warrants: ___________________

Number of Warrant Shares underlying the May Warrants: ___________________

Exercised Shares for the April Warrants:

Exercised Shares for the May Warrants:

Participation Pro Rata Portion: _____

DWAC Instructions for Exercised Shares to be issued upon exercise of Original Warrants: __________________

Exhibit 99.1

TD Holdings, Inc. Announces Exercise of Warrants for An Aggregate of 808,891 Shares of Common Stock

Shenzhen, China March 10, 2021 /PRNewswire/ -- TD Holdings, Inc. (Nasdaq: GLG) (the “Company”), a commodities trading service provider in China, today announced a waiver and warrant exercise agreement by the Company and several accredited investors, pursuant to which certain accredited investors agreed to cashlessly exercise all the outstanding warrants to purchase up to an aggregate of 100,000 shares of common stock issued by the Company on May 23, 2019 (the “May Warrants”) and the warrants to purchase up to an aggregate of 1,530,000 shares of common stock issued by the Company on April 15, 2019 (the “April Warrants”), and the Company agreed to waive the obligation of such investors to pay certain portion of the exercise price of the warrants.

In accordance with the waiver and warrant exercise agreement, Company will waive $0.37 per share for each of the May Warrants, and waive $1.03 per share for each of the April Warrants. The investors will cashlessly exercise all the outstanding warrants, as a result, the Company will not receive any proceeds from such warrant exercise.

The shares of common stock issuable upon exercise of these warrants are registered pursuant to a registration statement on Form S-3 (File No. 333-239757) which became effective by the Securities and Exchange Commission (SEC) on August 4, 2020.

The shares issuable upon exercise of all the warrants have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration with the SEC or an applicable exemption from such registration requirements. The company has agreed to file a prospectus supplement to the Registration Statement on Form S-3 (File No. 333-239757) with the SEC covering the resale of the shares issuable upon exercise of all the warrants prior to 9:30 AM EST March 10, 2021.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About TD Holdings, Inc.

TD Holdings, Inc. is a service provider currently engaging in commodity trading business and supply chain service business in China. Its commodities trading business primarily involves purchasing non-ferrous metal product from upstream metal and mineral suppliers and then selling to downstream customers. Its supply chain service business primarily has served as a one-stop commodity supply chain service and digital intelligence supply chain platform integrating upstream and downstream enterprises, warehouses, logistics, information, and futures trading. For more information please visit http://ir.tdglg.com.

Safe Harbor Statement

This press release may contain certain “forward-looking statements” relating to the business of TD Holdings, Inc. and its subsidiary companies. All statements, other than statements of historical fact included herein are “forward-looking statements.” These forward-looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: there is uncertainty about the spread of the COVID-19 virus and the impact it will have on the Company’s operations, the demand for the Company’s products and services, global supply chains and economic activity in general. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website at http://www.sec.gov. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

For more information, please contact:

Investor Relations:

Dong Cao
EverGreen Consulting Inc.
Email: IR@changqingconsulting.com

Phone: +86 13502048965